Exhibit 99.1

CONTACTS:

Shelly Doran         317.685.7330  Investors

Les Morris             317.263.7711  Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP SELLS $750 MILLION

OF SENIOR NOTES IN PRIVATE OFFERING

Indianapolis, Indiana — December 10, 2012...Simon Property Group, Inc. (NYSE:SPG) announced today that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has agreed to sell $750 million principal amount of its 1.50% senior unsecured notes due February 1, 2018 in a private offering to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.  This offering is expected to close on December 17, 2012.

The Operating Partnership currently expects to use the net proceeds from the private offering to repay a portion of the outstanding balance under the U.S. dollar tranche of its $4.0 billion credit facility which it incurred in connection with acquisitions.

The securities to be offered have not been registered under the Securities Act or applicable state or other securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state and other securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Simon Property Group

Simon Property Group, Inc. (NYSE:SPG) is an S&P 100 company and the largest real estate company in the world.  The Company currently owns or has an interest in 331 retail real estate properties in North America and Asia comprising 241 million square feet. We are headquartered in Indianapolis, Indiana and employ approximately 5,500 people in the U.S.